Exhibit 99.1

Nemaura Medical announce Professor Osama Hamdy Joins their Advisory Board

Loughborough, England – September 17, 2021 (GlobeNewswire) – Nemaura Medical, Inc. (NASDAQ: NMRD)(“Nemaura” or the “Company”), a medical technology company focused on developing and commercializing non-invasive wearable diagnostic devices and supporting personalized lifestyle coaching programs, announces that Dr. Osama Hamdy, MD, PhD, has joined their advisory board as consultant, and is expected to partake on and advise on Key Opinion leader studies in both the Diabetes field and Metabolic Health field using Nemaura’s glucose monitoring technology in the near future.

Dr. Hamdy is a senior endocrinologist and medical director, Obesity Clinic Program at the Joslin Diabetes Center and an associate professor of medicine at Harvard Medical School. Dr. Hamdy is a world renowned thought leader in the field of obesity management in diabetes, medical nutrition and digital health. Many of his discoveries and innovations are currently shaping these fields. His professional work focuses on understanding metabolic and cardiovascular benefits of lifestyle changes and weight loss, and he is currently investigating the cardiovascular benefits of short- and long-term weight reduction in obese individuals with and without type 2 diabetes.

“We are truly gratified to have a practicing clinician that has changed the real-world treatment of diabetes management as an advisor to us for some upcoming KOL studies,” said Nemaura CEO Dr. Faz Chowdhury. “These studies will allow us to better impact patient health, and we expect the counsel and input from Dr. Hamdy to be meaningful in helping us to deliver non-invasive treatment options to further enrich people’s lives.”

Dr. Hamdy has translated the successful clinical research results of two landmark studies in diabetes into a clinical practice model through the creation of Joslin’s Why WAIT (Weight Achievement and Intensive Treatment) Program, which serves, in part, as the basis for Nemaura’s lifestyle program, BEAT®diabetes.

About Nemaura Medical, Inc.

Nemaura Medical Inc. is a medical technology company developing and commercializing non-invasive wearable diagnostic devices. The company is currently commercializing sugarBEAT® and proBEAT™. sugarBEAT®, a CE mark approved Class IIb medical device, is a non-invasive and flexible continuous glucose monitor (CGM) providing actionable insights derived from real time glucose measurements and daily glucose trend data, which may help people with diabetes and pre-diabetes to better manage, reverse, and prevent the onset of diabetes. Nemaura has submitted a PMA (Premarket Approval Application) for sugarBEAT® to the U.S. FDA. proBEAT™ combines non-invasive glucose data processed using artificial intelligence and a digital healthcare subscription service and has been launched in the U.S. as a general wellness product as part of its BEAT®diabetes program.

The Company sits at the intersection of the global Type 2 diabetes market that is expected to reach nearly $59 billion by 2025, the $50+ billion pre-diabetic market, and the wearable health-tech sector for weight loss and wellness applications that is estimated to reach $60 billion by 2023.

For more information, please visit www.NemauraMedical.com.

Contact:

Jules Abraham
CORE IR
917-885-7378
julesa@coreir.com